EXHIBIT 15.1

SUNDANCE GEOLOGICAL LTD.

Jet Metal Corp.
United States Securities and Exchange Commission

Dear Sirs:

RE: JET METAL CORP.

I, C. Stewart Wallis P.Geo., President of Sundance Geological Ltd. do hereby consent to filing of the following report.

Reference is made to the technical report entitled “Technical Report on the Central Mineral Belt (CMB) Property, Labrador, Canada” dated effective April 16, 2015, which the undersigned has authored on behalf of Sundance Geological Ltd. for Jet Metal Corp. (the “CMB Technical Report”).

Reference is also made to the technical report entitled “Technical Report on the Bootheel Project for Jet Metal Corp. and The Bootheel Project, LLC.” dated effective May 20, 2015, which the undersigned has co-authored on behalf of Sundance Geological Ltd. for Jet Metal Corp. (the “Bootheel Technical Report”).

I, on behalf of myself and on behalf of Sundance Geological Ltd. hereby consent to the inclusion of references to my name and the name of Sundance Geological Ltd. and references to, and information derived from, the CMB Technical Report and the Bootheel Technical Report, in this Annual Report on Form 20-F of Jet Metal Corp. which is being filed with the United States Securities and Exchange Commission.

Dated this 25th day of August, 2015.

[s] C. Stewart Wallis, P. Geo.

C. Stewart Wallis P.Geo.
President
Sundance Geological Ltd.